Exhibit 99.1
VistaCare announces resignation of President and Chief Operating Officer
Role to be reassumed by Rick Slager, Chairman and CEO
SCOTTSDALE, Ariz., September 26, 2006 — VistaCare, Inc. (Nasdaq: VSTA) today announced the resignation of David Elliot, President, Chief Operating Officer, and member of the Board of Directors, effective immediately. Richard R. Slager, 52, VistaCare’s Chairman and Chief Executive Officer, has reassumed the position of President, and his responsibilities will now include day-to-day operational management and the company’s strategic initiatives.
“VistaCare is not the same organization it was two years ago,” said Mr. Slager. “We have worked through cap mitigation, reenergized our strategic plans, strengthened our executive, financial, and operating team, and redoubled our focus on core business. David was the right person to help lead us through this period in our company’s history and he served as a necessary catalyst for our change and evolution. We thank him for his efforts and wish him the best in his future endeavors.”
“We remain focused on our mission to provide outstanding care and services to our clients while consistently improving our margins and financial performance. We continue to make progress on many fronts, and I look forward to working closely with our leadership team to capitalize on the opportunities before us,” Mr. Slager concluded.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480)648-4545	(415)896-6820	(646)277-8706
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com